                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             ---------------------

                                   FORM 8-K
                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) August 15, 2000
                                                        ---------------


                         McNAUGHTON APPAREL GROUP INC.
            (Exact name of registrant as specified in its charter)



               Delaware                       0-23440             13-3747173
   ---------------------------------     ----------------    -------------------
     (State or other jurisdiction        (Commission File     (I.R.S. Employer
   of incorporation or organization)          Number)        Identification No.)


          463 Seventh Avenue
             New York, N.Y.                                         10018
----------------------------------------                         ----------
(Address of principal executive offices)                         (Zip Code)


      Registrant's telephone number, including area code: (212) 947-2960
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Item 5. Other Events

Earn-Out Obligation

     On August 10, 2000, McNaughton Apparel Group Inc. (the "Company") announced that it had entered into an agreement as of August 3, 2000 with the sellers of the Jeri-Jo Knitwear, Inc. ("Jeri-Jo") and Jamie Scott, Inc. ("Jamie Scott") businesses to discount the earn out payments arising out of the acquisitions of those entities in June 1998 with a total payment valued at $161.0 million. The agreement provides for the payments on August 29, 2000 of an aggregate of $95 million in cash, the issuance of 2 million shares of Company common stock and the issuance by the Company of its $10 million unsecured subordinated 3-year note. In addition, the agreement provides for the payment of an additional $30 million in cash on or before November 30, 2000, subject to financing. In total, these payments would represent an approximate $32 million discount from the earn out payments otherwise payable under the original agreement. The agreement also provides that if financing of the $30 million cannot be arranged, the balance of the earn out payments would be $59 million, to be paid, at the election of the Company, in a combination of cash, unsecured subordinated notes of the Company and shares of the Company's common stock. In connection with the agreement, the Company also announced an amendment to its shareholder rights plan to exempt issuances of Company common stock under the Jeri-Jo and Jamie Scott acquisitions from the operation of the plan.

Item 7.  Exhibits

Exhibit Index
-------------

10.1 Amendment, dated as of August 3, 2000, to Purchase and Sale Agreement dated as of April 15, 1998, as amended, by and among JJ Acquisition Corp. (now Jeri-Jo Knitwear, Inc., Norton McNaughton, Inc. (now McNaughton Apparel Group Inc.), Jeri-Jo Knitwear, Inc., Jamie Scott, Inc. and the Stockholders of Jamie Scott, Inc.

99   Press release dated August 10, 2000.



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                                 SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               McNAUGHTON APAREL GROUP INC.
                               ----------------------------
                                      (Registrant)


Date: August 15, 2000          By:/s/ Peter Boneparth
                                  -----------------------------------------
                                  Peter Boneparth
                                  Chief ExecutiveOfficer and Chief Operating
                                  Officer
                                  (Principal Executive and Operating Officer)



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